EXHIBIT 99.1

Spirit Airlines Reports April 2012 Traffic

Miramar, Florida (May 10, 2012) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for April 2012 and year-to-date 2012.
Traffic (revenue passenger miles) in April 2012 increased 15.2 percent versus April 2011 on a capacity (available seat miles) increase of 16.2 percent. Load factor for April 2012 was 84.0 percent, a decrease of 0.8 points as compared to April 2011.
The following table summarizes Spirit's traffic results for the month and year-to-date ended April 30, 2012 and 2011.

	April 2012	April 2011	Change
Revenue passenger miles (RPMs) (000)	795,177	690,285	15.2%
Available seat miles (ASMs) (000)	946,439	814,489	16.2%
Load Factor	84.0%	84.8%	(0.8) pts
Passenger flight segments	847,031	703,986	20.3%

	YTD 2012	YTD 2011	Change
Revenue passenger miles (RPMs) (000)	2,989,527	2,537,565	17.8%
Available seat miles (ASMs) (000)	3,535,453	3,014,586	17.3%
Load Factor	84.6%	84.2%	0.4 pts
Passenger flight segments	3,196,321	2,566,518	24.5%

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 190 daily flights to over 50 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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